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                                                                   EXHIBIT 10.18


                                   BONUS PLAN

     1. This Bonus Plan has been adopted by Maxim Integrated Products, Inc. (the "Company") for the determination of annual incentive bonuses payable to the Company's executive officers. This Bonus Plan shall be administered by the Company's Compensation Committee. This Bonus Plan shall be in effect for the Company's fiscal years 1998-2002, for payment of bonuses with respect to each such fiscal year but to be determined and paid in the immediately following fiscal year.

     2. With respect to each fiscal year, there shall be created a pool (the "Bonus Pool") in an amount of up to 3% of the Company's pre-tax earnings, determined as follows:

          (a) If the Company's earnings per share for that fiscal year are at least 30% greater than the Company's earnings per share for the immediately preceding fiscal year, an amount equal to 1.5% of the Company's pre-tax earnings shall be available in the Bonus Pool. If the growth in the Company's earnings per share for such period is less than 30%, then the amount available in the pool shall equal 1.5% times the actual percentage growth in earnings per share for such period divided by 30%.

          (b) If the closing price for the Company's Common Stock on the last trading day of that fiscal year is at least 30% greater than the closing price for the Company's Common Stock on the last trading day of the immediately preceding fiscal year, an amount equal to 1.5% of the Company's pre-tax earnings shall be available in the Bonus Pool. If the growth in the Company's stock price for such period is less than 30%, then the amount available in the pool shall equal 1.5% times the actual percentage growth in the Company's stock price for such period divided by 30%.

     3. Within 90 days of the beginning of each fiscal year during the term of this Bonus Plan, the Compensation Committee is to determine a formula for the amount of the bonus payable to each executive officer, based on the same performance criteria as set forth in paragraphs 2(a) and (b) above. The maximum bonus payable to any executive officer in respect of any fiscal year is one half of the Bonus Pool for that year.

     4. After the end of each fiscal year, the Compensation Committee shall determine and certify the performance of the Company and each executive officer against the performance criteria set forth in paragraphs 2 and 3 above, and shall determine the amount available in the Bonus Pool and the amount of the bonus payable to each executive officer hereunder for such fiscal year.

     5. The Compensation Committee reserves the right to pay any executive officer for any fiscal year a bonus in an amount less than the bonus determined pursuant to paragraphs 2 and 3, based on the Compensation Committee's determination of that executive officer's individual performance during the fiscal year. In making such determination, the Compensation Committee may consult with such parties, including the Company's Chief Executive Officer, seek such other input and take into account such factors as the Compensation Committee, in its sole discretion, may determine.